Exhibit 99.1
This news release contains forward-looking statements, including those regarding potential repurchases of our common stock; our growth opportunities; our long-term performance and our conviction and commitment to delivering to stockholders free cash flow from our global operations. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in our stock’s market price; fluctuations in operating results and cash flows; adverse changes in current or future macro-economic conditions, both in the U.S. and internationally; the developing situation in Japan and its effects on our Japanese facility, supply chain, shipping costs, customers and suppliers; our financial performance during and after the current economic conditions; our ability to maintain and improve costs, quality and delivery for our customers; risks and costs inherent in litigation; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; our ability to take advantage of perceived benefits of offering customers vertically integrated services; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions and divestitures; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
JABIL AUTHORIZES STOCK REPURCHASES
St. Petersburg, FL — June 21, 2011 - Jabil Circuit, Inc. (NYSE: JBL) announced today that its Board of Directors has authorized the repurchase of up to $200 million worth of shares of the Company’s common stock during the next twelve months. The shares will be repurchased from time-to-time in open market transactions at the Company’s discretion, subject to market conditions and other factors.
“We are confident about Jabil’s growth opportunities and our ability to maintain our performance over the long-term. This authorization to repurchase shares also reflects our conviction and commitment to delivering free cash flow from our global operations,” said Forbes Alexander, Jabil’s Chief Financial Officer.
About Jabil
Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 24 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on Jabil’s website: jabil.com.
Investor & Media Contact:
Beth Walters
Senior Vice President, Investor Relations & Communications
Jabil Circuit, Inc.
(727) 803-3511
beth_walters@jabil.com